Exhibit 99.1

MSG NETWORKS INC. REPORTS

FISCAL 2018 SECOND QUARTER RESULTS

Fiscal 2018 second quarter revenues of $181.2 million

Fiscal 2018 second quarter operating income of $75.6 million

Fiscal 2018 second quarter adjusted operating income of $82.8 million

NEW YORK, N.Y., February 1, 2018 - MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fiscal second quarter ended December 31, 2017.

For the fiscal 2018 second quarter, MSG Networks Inc. generated revenues of $181.2 million, an increase of 3% as compared with the prior year period. In addition, the Company generated operating income of $75.6 million, adjusted operating income of $82.8 million and income from continuing operations of $155.6 million.(1)(2)

As a result of the recently enacted Federal tax reform legislation, which reduces the Company’s Federal tax rate to 21% from 35% effective January 1, 2018, fiscal 2018 second quarter income from continuing operations reflects a non-cash income tax benefit of approximately $106 million to reduce the Company’s net deferred tax liabilities.

President and CEO Andrea Greenberg said, “We are very pleased with our achievements so far this fiscal year. For the second quarter, we again delivered solid financial results, while also making important progress in expanding the reach of our networks. Underscoring our confidence in the strength of our business, we recently put in place a $150 million stock repurchase program – our first as a standalone media company. Looking ahead, we are confident about the Company’s outlook for the remainder of the fiscal year and believe we are well positioned to create ongoing value for our shareholders.”

Fiscal Year 2018 Second Quarter Results
(In thousands, except per share data)	Three Months Ended December 31,
2017
Revenues	$181,222
Operating income	75,586
Adjusted operating income	82,807
Income from continuing operations	155,568
Diluted EPS from continuing operations	$2.05

1.	See page 3 of this earnings release for the definition of adjusted operating income included in the discussion of non-GAAP financial measures.
2.

In the first quarter of fiscal year 2018, the Company adopted ASU No. 2017-07. The adoption of this standard resulted in the non-service cost components of net periodic benefit cost to be presented separately in the income statement from the service cost component and the non-service cost components to no longer be included in the subtotal for operating income. As this standard was applied retrospectively, the Company reclassified $0.3 million and $0.8 million of net periodic benefit cost from selling, general and administrative expenses and direct operating expenses to a separate line item within other income (expense) in the accompanying consolidated statement of operations for the three and six months ended December 30, 2016. Furthermore, all prior period amounts presented throughout this release reflect reclassifications made as a result of the adoption of ASU No. 2017-07.

Summary of Reported Results from Continuing Operations

Fiscal 2018 second quarter total revenues of $181.2 million increased 3%, or $5.6 million, as compared with the prior year period. Affiliation fee revenue increased $4.4 million, primarily due to higher affiliation rates, partially offset by the impact of a low single-digit percentage decrease in subscribers versus the prior year period. Advertising revenue increased $0.7 million, primarily due to a higher net decrease in deferred revenue related to ratings guarantees, partially offset by other net advertising decreases. Other revenues increased $0.5 million as compared with the prior year period.

Direct operating expenses of $78.9 million increased 13%, or $9.0 million, as compared with the prior year period. The increase was primarily due to higher rights fees expense and, to a lesser extent, higher other programming-related cost increases. The increase in rights fees expense primarily reflects annual contractual rate increases and a step-up in expense related to the renewal of a rights agreement with the Buffalo Sabres, as well as additional league fees related to streaming rights and a shift in the timing of the recognition of certain other rights fees expense. The increase in other programming-related costs was primarily due to the absence of the positive impact of the finalization of a matter related to the sale of Fuse recorded in the prior year quarter.

Selling, general and administrative expenses of $24.3 million increased 6%, or $1.3 million, as compared with the prior year period, primarily due to higher employee compensation and related benefits (as a result of an increase in share-based compensation expense).

Operating income of $75.6 million decreased 6%, or $4.6 million, as compared with the prior year period, primarily due to the increase in direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses (including share-based compensation expense), partially offset by the increase in revenues.

Adjusted operating income of $82.8 million decreased 4%, or $3.2 million, as compared with the prior year period, primarily due to the increase in direct operating expenses, partially offset by the increase in revenues.

About MSG Networks Inc.

An industry leader in sports production, and content development and distribution, MSG Networks Inc. owns and operates two award-winning regional sports and entertainment networks, MSG Network (MSG) and MSG+, and a live streaming and video on demand platform, MSG GO. The networks are home to 10 professional sports teams, delivering live games of the New York Knicks; New York Rangers; New York Islanders; New Jersey Devils; Buffalo Sabres; New York Liberty; New York Red Bulls and the Westchester Knicks, as well as coverage of the New York Giants and Buffalo Bills. Each year, MSG and MSG+ collectively telecast approximately 500 live professional games, along with a comprehensive lineup of other sporting events, including college football and basketball, and critically-acclaimed original programming. The gold standard for regional broadcasting, MSG Networks has won 162 New York Emmy Awards over the past ten years.

Non-GAAP Financial Measures

We define adjusted operating income, which is a non-GAAP financial measure, as operating income before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income, adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income should be viewed as a supplement to and not a substitute for operating income, net income, cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income to adjusted operating income, please see page 6 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities from continuing operations less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities from continuing operations excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall ability to generate liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is generated for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparison of the Company’s generation of liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities from continuing operations, please see page 8 of this release.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.msgnetworks.com

Conference call dial-in number is 877-883-0832 / Conference ID Number 9197355

Conference call replay number is 855-859-2056 / Conference ID Number 9197355 until February 8, 2018

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Revenues	$181,222	$175,646	$338,678	$329,224
Direct operating expenses	78,902	69,924	141,993	130,699
Selling, general and administrative expenses	24,311	22,997	39,872	38,295
Depreciation and amortization	2,423	2,580	4,874	5,158

Operating income	75,586	80,145	151,939	155,072
Other income (expense):
Interest income	999	649	1,877	1,276
Interest expense	(10,242)	(9,714)	(20,885)	(19,229)
Other components of net periodic benefit cost	(407)	(346)	(814)	(766)

	(9,650)	(9,411)	(19,822)	(18,719)

Income from continuing operations before income taxes	65,936	70,734	132,117	136,353
Income tax benefit (expense)	89,632	(27,479)	64,608	(52,737)

Income from continuing operations	155,568	43,255	196,725	83,616
Loss from discontinued operations, net of taxes	—	—	—	(120)

Net income	$155,568	$43,255	$196,725	$83,496

Earnings per share:
Basic
Income from continuing operations	$2.06	$0.58	$2.61	$1.11
Loss from discontinued operations	—	—	—	—
Net income	$2.06	$0.58	$2.61	$1.11
Diluted
Income from continuing operations	$2.05	$0.57	$2.60	$1.11
Loss from discontinued operations	—	—	—	—
Net income	$2.05	$0.57	$2.60	$1.11
Weighted-average number of common shares outstanding:
Basic	75,458	75,215	75,371	75,159
Diluted	75,756	75,461	75,768	75,436

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING INCOME

(In thousands)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director stock plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Operating income	$75,586	$80,145	$151,939	$155,072
Share-based compensation expense	4,798	3,273	7,719	5,049
Depreciation and amortization	2,423	2,580	4,874	5,158

Adjusted operating income	$82,807	$85,998	$164,532	$165,279

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2017	June 30, 2017
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$201,915	$141,087
Accounts receivable, net	104,381	105,030
Net related party receivable	19,293	17,153
Prepaid income taxes	3,654	14,322
Prepaid expenses	5,452	6,468
Other current assets	3,467	2,343

Total current assets	338,162	286,403
Property and equipment, net	9,447	11,828
Amortizable intangible assets, net	38,933	40,663
Goodwill	424,508	424,508
Other assets	40,714	41,642

Total assets	$851,764	$805,044

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$1,398	$1,241
Net related party payable	805	2,963
Current portion of long-term debt	72,414	72,414
Income taxes payable	7,400	11,483
Accrued liabilities:
Employee related costs	9,284	14,238
Other accrued liabilities	13,927	10,050
Deferred revenue	3,370	5,071

Total current liabilities	108,598	117,460
Long-term debt, net of current portion	1,204,224	1,240,431
Defined benefit and other postretirement obligations	29,051	29,979
Other employee related costs	3,966	3,930
Other liabilities	5,566	5,597
Deferred tax liability	243,601	351,854

Total liabilities	1,595,006	1,749,251

Commitments and contingencies
Stockholders’ Deficiency:
Class A Common stock, par value $0.01, 360,000 shares authorized; 61,696 and 61,497 shares outstanding as of December 31, 2017 and June 30, 2017, respectively	643	643
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of December 31, 2017 and June 30, 2017	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	349	6,909
Treasury stock, at cost, 2,563 and 2,762 shares as of December 31, 2017 and June 30, 2017, respectively	(184,449)	(198,800)
Accumulated deficit	(553,535)	(746,539)
Accumulated other comprehensive loss	(6,386)	(6,556)

Total stockholders’ deficiency	(743,242)	(944,207)

Total liabilities and stockholders’ deficiency	$851,764	$805,044

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Six Months Ended December 31,
	2017	2016
Net cash provided by operating activities from continuing operations	$101,972	$101,024
Net cash used in investing activities from continuing operations	(871)	(2,242)
Net cash used in financing activities from continuing operations	(40,273)	(32,254)

Net cash provided by continuing operations	60,828	66,528

Net cash used in discontinued operations	—	(953)

Cash and cash equivalents at beginning of period	141,087	119,568

Cash and cash equivalents at end of period	$201,915	$185,143

Free Cash Flow

	Six Months Ended December 31,
	2017	2016
Net cash provided by operating activities from continuing operations	$101,972	$101,024
Less: Capital expenditures	(871)	(2,242)

Free cash flow	$101,101	$98,782

Capitalization

December 31, 2017

Cash and cash equivalents	$201,915
Credit facility debt(a)	1,283,750

Net debt	$1,081,835

Reconciliation of operating income to AOI for trailing twelve-month period(b)

Operating Income	$311,764
Share-based compensation expense	$12,601
Depreciation and amortization	$10,012

Adjusted operating income	$334,377

Leverage ratio(c)	3.2x

(a)	Represents aggregate principal amount of the debt outstanding.

(b)	Represents reported adjusted operating income for the trailing twelve months.

(c)	Represents net debt divided by annualized adjusted operating income, which differs from the covenant calculation contained in the Company’s credit facility.